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                             November 17, 1998


Crown American Enterprises, Inc.
Pasquerilla Plaza
Johnstown, PA 15901

Attn: George Sackandy

     Re:  Genesis Media Group, Inc./Vision Digital Communications, Inc.
          -------------------------------------------------------------

Dear Mr. Sackandy:

     This letter agreement is made with reference to that certain Asset Purchase Agreement (the "Agreement") dated as of October 26, 1998 among Vision Digital Communications, Inc., a California corporation ("Vision Digital"), certain shareholders of Visions Digital and Genesis Intermedia.com, Inc., a Delaware corporation (formerly Genesis Media Group, Inc.) ("Genesis"). This letter agreement confirms our mutual agreements with Vision Digital, Christopher Miglino ("Miglino"), Michael F. Costa ("Costa") and Crown American Enterprises, Inc., a Pennsylvania corporation ("Crown American"), to amend the Agreement as follows:

     1. SECTIONS 2.2(a) and 3.2(a)(i) of the Agreement, presently provides that Genesis will issue an aggregate number of sixty thousand (60,000) restricted shares of its Common Stock (the "Shares") to Vision Digital at the Closing. It is hereby agreed that twenty-eight and one-half percent (28.5%) of the Shares shall be distributed directly to Crown American and seventy-one and one-half percent (71.5%) of the Shares shall be distributed to Vision Digital.

     2. SECTION 9.5 of the Agreement provides that all of the Shares will be pledged to secure the indemnification obligations of Vision Digital and its Affiliates (as defined in this Agreement) (including Miglino and Costa) under the Agreement. It is hereby agreed that Crown American shall not be liable for any such indemnification obligations and that the 28.5% of the Shares that are to be distributed directly to Crown American shall not be pledged as security for the indemnification obligations of Vision Digital, Miglino or Costa pursuant to SECTION 9.5 of the Agreement. It is also hereby agreed that, Genesis shall have no recourse against Crown American with respect to such obligations.

     3. Pursuant to SECTIONS 2.2(b) and 2.5 of the Agreement, Genesis has agreed to issue up to an aggregate of 50,000 Options (as defined in the Agreement) to Vision Digital upon satisfaction

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of certain conditions.  It is hereby agreed that at the Closing Genesis will issue directly to Crown American Options to purchase 14,250 shares of Common Stock of Genesis, equal to 28.5% of the total number of Options issuable to Vision Digital under the Agreement. Such Options shall vest ratably with the Options issued to Vision Digital upon the occurrence of the events specified in SECTION 2.5 of the Agreement. The remaining Options to purchase 35,750 shares of Common Stock (71.5% of the total Options) shall be issued to Vision Digital at the Closing, subject to the ratable vesting upon the conditions provided in SECTION 2.5 of the Agreement. The exercise price of the Options issuable to Crown American shall be the price at which the Common Stock is initially offered to the public pursuant to Form SB-2; the exercise price of the Options issuable to Vision Digital shall be $10.00 per share.

     4. SECTION 2.2(c) of the Agreement provides for the assumption by Genesis of the Assumed Liabilities (as defined in the Agreement) set forth on
SCHEDULE 1.1(b) of the Agreement. It is hereby confirmed and agreed that the Assumed Liabilities include: (a) the existing loan to Vision Digital extended by U.S. Bank and guaranteed by Crown American, among others, and (b) the existing loan extended to Vision Digital by Crown American, in the aggregate amount of Eighty Thousand Dollars ($80,000). No further amendment of either such loan shall be effected hereby.

     Please confirm your agreement to the foregoing agreements and amendments of the Agreement by signing a copy of this letter in the space indicated below and returning the same to our office. Please contact me at (805) 568-1151 if you have any questions regarding this matter.

                                       Very truly yours,

                                       GENESISINTERMEDIA.COM, INC.



                                       By: /s/ Ramy El-Batrawi
                                          -----------------------------
                                               Ramy El-Batrawi
                                               Chairman

AGREED:
-------

CROWN AMERICAN ENTERPRISES, INC.,
a Pennsylvania corporation

By: /s/ John M. Kurak
   ---------------------------
    Name:John M. Kurak
    Title: Vice President

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THE FOREGOING AMENDMENTS TO THE
AGREEMENT ARE CONSENTED TO AND
AGREED BY THE UNDERSIGNED:

VISION DIGITAL COMMUNICATIONS, INC.,
a California corporation


By: /s/ Michael F. Costa
   --------------------------------------
    Name: Michael F. Costa
    Title:President


/s/ Christopher Miglino
-----------------------------------------
CHRISTOPHER MIGLINO


/s/ Michael F. Costa
-----------------------------------------
MICHAEL F. COSTA